Exhibit 23.1

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 1, 2023, with respect to the consolidated financial statements of Radius Global Infrastructure Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Philadelphia, Pennsylvania

April 4, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.